EXHIBIT 99.3

Worthington Steel Declares Quarterly Dividend

COLUMBUS, Ohio, October 6, 2026 – The board of directors of Worthington Steel, Inc. (NYSE: WS) has declared a quarterly dividend of $0.16 per common share. The dividend is payable on December 28, 2026, to shareholders of record at the close of business on December 14, 2026.

Worthington Steel will host a conference call to discuss its fiscal 2027 first quarter results at 8:30 a.m. ET on Wednesday, October 7, 2026. The conference call can be accessed by registering online at the link below. A live webcast of the call will be available through Events & Presentations in the Investors section of the Company’s website at WorthingtonSteel.com and will be archived for one year.

Live Conference Call Schedule
Date:	Wednesday, October 7, 2026
Start Time:	8:30 a.m. ET
Registration Link:	https://events.q4inc.com/attendee/682402066

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About Worthington Steel

Worthington Steel (NYSE: WS) is one of North America's leading value-added metals processing and manufacturing companies. The Company partners with customers to deliver specialized, highly technical solutions across carbon flat-rolled steel, aluminum, stainless steel, long products, heavy plate and electrical steel, to solve complex challenges across a broad range of industries.

Worthington Steel employs approximately 12,000 people and operates approximately 150 facilities, primarily in North America, with additional operations in Europe and Asia. The Company combines extensive processing expertise with advanced manufacturing technologies, including galvanizing, pickling, configured blanking, specialty cold reduction, electrical steel laminations, fabrication and precision processing.

Guided by its people-first Philosophy and a commitment to safety, innovation and continuous improvement, Worthington Steel creates long-term value by delivering trusted solutions for customers, opportunities for employees, returns for shareholders and strength for the communities where it operates.

Important Information: On September 8, 2026, Worthington Steel and Kloeckner & Co entered into a Domination and Profit and Loss Transfer Agreement (“DPLTA”), which remains subject to approval by Kloeckner shareholders and the registration with the competent commercial register before becoming effective. Until the DPLTA becomes effective, Kloeckner continues to operate independently. The employee and facility counts above reflect the expected combined organization following the DPLTA becoming effective.

Safe Harbor Statement

Worthington Steel wishes to take advantage of the safe harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by Worthington Steel which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in Worthington Steel’s filings with the Securities and Exchange Commission.

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